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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number: 0-20526

                             ARCADIA FINANCIAL LTD.
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             (Exact name of registrant as specified in its charter)

                          7825 Washington Avenue South
                        Minneapolis, Minnesota 55439-2435
                                 (612) 942-9880
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
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            (Title of each class of securities covered by this Form)

          Subordinated Extendible Notes; Subordinated Fixed-Term Notes
                           11.5% Senior Notes due 2007
                10.125% Subordinated Notes Series 1996-A due 2001
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [ ]     Rule 12h-3(b)(1)(i)        [x]
            Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(1)(ii)       [ ]
            Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(i)        [ ]
            Rule 12g-4(a)(2)(ii)      [ ]     Rule 12h-3(b)(2)(ii)       [ ]
                                              Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 Arcadia Financial Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 3, 2000                  By: /s/ R. Stephen Nichols
                                            ------------------------
                                            Name: R. Stephen Nichols
                                            Title: Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                           COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
                           NOT REQUIRED TO RESPOND UNLESS THE FORM
SEC 2069 (3-99)            DISPLAYS A CURRENTLY A VALID OMB CONTROL NUMBER.